Exhibit (h)(21)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), effective as of the 15th day of May, 2015.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Asset Momentum Fund, MML Dynamic Bond Fund, MML Equity Rotation Fund, and MML Special Situations Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees on behalf of a Fund and the Manager:

1.	Expense Limitation

The Manager agrees to:

(i)	cap the fees and expenses of the MML Asset Momentum Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through April 30, 2017, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed .80% and 1.05% for Class II and Service Class I shares, respectively;

(ii)	cap the fees and expenses of the MML Dynamic Bond Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through April 30, 2017, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed .60% and .85% for Class II and Service Class I shares, respectively;

(iii)	cap the fees and expenses of the MML Equity Rotation Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through April 30, 2017, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed .65% and .90% for Class II and Service Class I shares, respectively; and

(iv)	cap the fees and expenses of the MML Special Situations Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through April 30, 2017, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed ..80% and 1.05% for Class II and Service Class I shares, respectively;

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 15th day of May, 2015.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Brian Haendiges
Brian Haendiges, Vice President

MML SERIES INVESTMENT FUND II on behalf of each Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer